UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 23, 2008

JOHNSON CONTROLS, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	1-5097	39-0380010
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5757 North Green Bay Avenue, P.O. Box 591, Milwaukee, Wisconsin		53201-0591
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	414-524-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On January 23, 2008, the Board of Directors of Johnson Controls, Inc. (the "Company") elected Mr. Richard Goodman to serve as director of the Company as a member of the class of directors whose terms expire at the 2009 annual meeting of shareholders. Mr. Goodman’s election to the Board of Directors was effective immediately. In addition, Mr. Goodman was appointed to the Company’s Audit and Finance Committees. The Board of Directors has made a determination that Mr. Goodman is independent pursuant to the listing standards of the New York Stock Exchange as well as the Company’s Corporate Governance Guidelines, and has also designated Mr. Goodman as an audit committee financial expert. Mr. Goodman is not party to any related person transactions with the Company as defined in Item 404(a) of Regulation S-K. Mr. Goodman is the Chief Financial Officer of PepsiCo Inc., and has served in that capacity since October 2006.

The Company’s Non-Employee Director Compensation Policy is applicable to Mr. Goodman. In connection with Mr. Goodman’s election to the Board, he will receive on January 28, 2008 a pro rata portion of the current $25,000 quarterly cash retainer that the Company pays to its non-employee directors as well as the pro rata portion of the annual $100,000 retainer that is paid in shares of the Company’s common stock. Additionally, Mr. Goodman will receive on February 1, 2008 a grant of 2,400 shares of the Company’s common stock. All equity awards are made under the Company’s 2003 Stock Plan for Outside Directors, as amended and restated as of October 1, 2006.

The Board of Directors also took action at the January 23, 2008 meeting to increase the size of the Board from 11 to 12 members effective upon Mr. Goodman’s election. This action did not require an amendment to the Company’s By-laws because the By-laws provide for a range in the size of the Board of not less than ten nor more than thirteen members, with the Board being required to determine the size of the Board within this range by resolution.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHNSON CONTROLS, INC.

January 25, 2008	By:	Susan M. Kreh

Name: Susan M. Kreh
Title: Vice President and Corporate Controller